Exhibit 3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated October 21, 2005 with respect to the consolidated financial statements of Corus Entertainment Inc. as at August 31, 2005 and 2004 and for each of the years in the three-year period ended August 31, 2005 included in this Annual Report on Form 40-F.

Toronto, Canada,	/S/Ernst & Young LLP
November 29, 2005	Chartered Accountants